The AllianzGI Equity & Convertible Income Fund held its annual meeting of shareholders on July 13, 2017. Shareholders voted as indicated below:

				Affirmative Withheld Authority
Election of
Hans W. Kertess
Class I to serve until
the annual meeting for
the 2017-2018 fiscal year	23,914,013 	1,669,797
Election of William B.
Ogden, IV  Class I to serve
until the annual meeting for
the 2017-2018 fiscal year	23,906,845 	1,676,965
Election of Alan Rappaport
 Class I to serve
until the annual meeting
for the 2017-2018 fiscal year 	23,986,609 	1,597,201
Election of Davey S. Scoon
 Class I to serve
until the annual meeting for
the 2017-2018 fiscal year 	23,889,524 	1,694,286

The other members of the Board of Trustees at the time of the meeting, namely, Mses. Barbara R. Claussen*, Deborah A.
DeCotis and Messrs. F. Ford Drummond, A. Douglas Eu,
Bradford K. Gallagher, James A. Jacobson and James S.
MacLeod continued to serve as Trustees of the Fund.

* Effective December 12, 2017, Barbara R. Claussen resigned as a Trustee of the Fund and Erick R. Holt was appointed as a Class II Trustee of the Fund. Mr. Holt is an interested person of the Fund, as defined in
Section 2(a) (19) of the 1940 Act, due to his positions with the Investment Manager and its affiliates.